ENVIROSOURCE, INC.
               STOCK OPTION PLAN FOR NON-AFFILIATE DIRECTORS



     SECTION 1.  Purpose of Plan.

     The purpose of this Stock Option Plan for Non-Affiliate Directors (the "Plan") of EnviroSource, Inc., a Delaware corporation (the "Company"), is to provide present and prospective directors of the Company who are not affiliated with the Company with the opportunity to obtain equity ownership interests in the Company through the exercise of stock options.

     SECTION 2.  Persons Eligible Under Plan.

     Participation in this Plan is limited to non-affiliate directors. A non-affiliate director (referred to herein as a "Director") is a director of the Company who, at the time stock options are granted to him or her under the Plan, is not an employee of the Company or of any subsidiary of the Company and is not an employee, partner or significant stockholder in any entity having "control" over or with the Company, as such term is defined in the federal securities laws and regulations..

     SECTION 3.  Administration.

     This Plan shall be administered by a Committee (the "Committee") of three disinterested (as such term is defined in Rule 16b under the Securities Exchange Act of 1934, as amended (the "Act")) members of the Board of Directors (the "Board") of the Company. The grant of options (the "Options") to purchase shares of Common Stock, par value $.05 per share, of the Company (the "Common Shares") under this Plan and the amount, price and nature of the awards shall be automatic as described in Section
4. However, subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, is authorized to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

     (i) subject to Section 8, adopt, amend and rescind rules and regulations relating to this Plan;

     (ii) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

     (iii) interpret and construe, and make factual determinations with respect to, this Plan and the terms and conditions of any Option granted hereunder; all of such determinations and interpretations to be final and binding on all parties.


     SECTION 4.  Terms and Conditions of Options.

     (a) Amount, Exercise Price and Exercisability of Automatic Annual Grants. Each Director shall automatically be granted, as of January 1 of each year (the "Date of Grant"), an Option (an "Automatic Option") to purchase 5,000 Common Shares (subject to adjustment as provided in Section 7). The exercise price for each Automatic Option granted pursuant to this Section 4(a) shall be the Fair Market Value (as defined below) of the Common Shares at the close of business on the business day preceding the Date of Grant (the "Exercise Price"). For all purposes hereunder, the "Fair Market Value" of a Common Share on any day shall be equal to the last sale price per Common Share on such day or, in case no such sale takes place on such day, the average of the closing bid and asked prices in either case as reported in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use. An Automatic Option granted under this Plan shall vest and become exercisable on, and only if the recipient of the Automatic Option (the "Optionee") continues to serve as a Director until, the January 1 following the Date of Grant of such Automatic Option.

     (b) Amount, Exercise Price and Exercisability of Grants in Lieu of Annual Retainer Fees. In addition to the grants made pursuant to Section 4(a), each Director shall have the right, exercisable on or before January 1 of each year (the "Election Date"), to make an irrevocable election to receive an Option (a "Retainer Option") in lieu of 100%, but not less than 100%, of the Director's Retainer (as defined hereafter) for such year. Such election must be in writing and signed by the Director making the election. The number of Common Shares for which a Retainer Option granted pursuant to this Section 4(b) is exercisable shall be equal to the amount of the Retainer divided by 20% of the Fair Market Value of the Common Shares on the date of grant of such Retainer Option (the "Retainer Option Date of Grant") which shall be the six-month anniversary of the Election Date. The exercise price (the "Retainer Option Exercise Price") for a Retainer Option granted pursuant to this Section 4(b) shall be 80% of the Fair Market Value of the Common Shares at the close of business on the Retainer Option Date of Grant. A Director's "Retainer" is the cash retainer that is not dependent upon attendance at meetings or service as a chairperson and which is fixed by the Board from time to time. If a Director's membership on the Board terminates for any reason during a year when an election is made to receive a Retainer Option under this subsection 4(b), the number of shares subject to such Retainer Option shall be reduced to reflect the pro-rata portion of the Retainer he otherwise would have received for his actual period of service for such year. Notwithstanding the preceding sentence, a Retainer Option granted under this Plan shall become exercisable on the January 1 following the Retainer Option Date of Grant of such Retainer Option.

     (c) Manner of Exercise. Any vested and exercisable Option shall be exercised by the holder thereof by giving written notice, signed by such holder, to the Company stating the number of Common Shares with respect to which the Option is being exercised, accompanied by payment in full of the aggregate exercise price in cash or by check payable to the Company. No Option may be exercised with respect to any fractional shares; cash shall be paid in lieu of fractional shares. As promptly as practicable following the receipt of a notice hereunder, the Company shall issue a stock certificate registered in the name of the Optionee exercising such Option, representing the number of Common Shares issued to such Optionee upon exercise of the Option.

     (d) Termination or Expiration. Each Option shall expire on the earlier of the tenth anniversary of the date of grant or one year after the date the Optionee ceases to be a director of the Company.

     (e) Transferability. Neither the Option nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution. During the recipient's lifetime, an Option may only be exercised by the Optionee or the Optionee's guardian or legal representative.

     (f) Payment of Withholding Taxes. If the Company is obligated by law to withhold an amount on account of any federal, state or local tax imposed as a result of the exercise of the Option (such amount shall be referred to herein as the "Withholding Liability"), the Optionee shall, on the first date upon which the Company becomes obligated to pay the Withholding Liability to the appropriate taxing authority, pay the Withholding Liability to the Company in full in cash or by check.

     (g) Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in this Plan, no Common Shares purchased upon exercise of an Option, and no certificate representing all or any part of such shares, shall be issued or delivered if (a) such shares have not been admitted to listing upon official notice of issuance on each stock exchange upon which shares of that class are then listed or (b) in the opinion of counsel of the Company, such issuance or delivery would cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any requirement of any stock exchange listing agreement to which the Company is a party, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company. It is the Company's intent that this Plan comply in all respects with Rule 16b-3 of the Act, and any regulations promulgated thereunder. If any provisions of this Plan is later found not to be in compliance with Rule 16b-3, such provisions shall be deemed null and void. All grants and exercises of Options under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, and amended, and any regulations promulgated thereunder.

     (h) Stock Option Agreement. Each grant of an Option under this Plan shall be evidenced by an agreement duly executed on behalf of the Company and the Optionee, dated as of the applicable Date of Grant. Each such agreement shall set forth the number of Common Shares subject to the Option, the Exercise Price, the date upon which the Option becomes exercisable and such other terms and provisions not inconsistent with this Plan as the Committee shall determine and shall incorporate by reference the terms and conditions of this Plan.

     SECTION 5.  Stock Subject to Plan.

     (a) The maximum number of Common Shares that may be issued pursuant to all Options granted under this Plan is 750,000, subject to adjustment as provided in Section 7 hereof (such maximum number, as so adjusted, shall be referred to herein as the "Share Limitation").

     (b) Notwithstanding Sections 4(a) and (b) of this Plan, no Option shall be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Option, plus (ii) the number of Common Shares that have previously been issued pursuant to the exercise of Options granted under this Plan, plus (iii) the maximum number of Common Shares that may be issued at any time thereafter pursuant to the exercise of Options granted under this Plan that are outstanding on such date, does not exceed the Share Limitation.

     SECTION 6.  Duration of Plan.

     (a) No Options shall be granted under this Plan after December 31, 2004. Although Common Shares may be issued after December 31, 2004 pursuant to Options granted prior to such date, no Common Shares shall be issued under this Plan after December 31, 2014.

     SECTION 7.  Adjustments for Changes in Capitalization.

     If the outstanding securities of the class then subject to this Plan are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon proper authorization of the Board of Directors, an appropriate and proportionate adjustment shall be made in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Options thereafter granted under this Plan.

     SECTION 8.  Amendment and Termination of Plan.

     The Committee may amend or terminate this Plan at any time and in any manner. However, (a) no such amendment or termination shall deprive the recipient of any Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto, (b) no such amendment shall be effective without the approval of the stockholders of the Company, if stockholder approval of the amendment is then required pursuant to Rule 16b-3 under the Act, or the applicable rules of any securities exchange, and (c) to the extent prohibited by Rule 16b-3(c)(2)(ii)(B) under the Act, this Plan may not be amended more than once every six months.

     SECTION 9.  Effective Date of Plan.

     This Plan shall be effective as of January 1, 1995; provided, however, that no Common Shares shall be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented and entitled to vote, at a meeting duly held in accordance with the laws of the State of Delaware.

     SECTION 10.  No Rights as Stockholder and Rights of
Directors.

     Neither the recipient of an Option under this Plan nor an Optionee's successor or successors in interest shall have rights as a stockholder of the Company with respect to any Common Shares subject to an Option granted to such person until the date of issuance of a stock certificate for such Common Shares. Neither this Plan, nor the granting of an Option hereunder, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

     SECTION 11.  Governing Law.

     This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.